Exhibit 3(i).10

CERTIFICATE OF DESIGNATION

of

CLASS F VOTING PREFERRED STOCK

of

DIALOG GROUP, INC.

(Pursuant to Section 151 of the
Delaware General Corporation Law)
___________________________

Dialog Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation pursuant to Section 151 of the Delaware General Corporation Law:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the “Board of Directors” or the “Board”) in accordance with the provisions of its Certificate of Incorporation, the Board of Directors hereby creates a series of the Corporation’s previously authorized Preferred Stock, $0.001 par value (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

Class F Voting Preferred Stock

1. Designation and Amount. The designation of this series, which consists of 400 shares of Preferred Stock, is “Class F Voting Preferred Stock” (the “Class F Preferred Stock”).

2. Dividends and Distributions. The holder of Class F Preferred Stock shall not be entitled to receive any dividends and distributions.

3. Voting Rights.

3.1 Each share of Class F Preferred Stock shall entitle the holder thereof to a number of votes equal to 1/400th of the number of Exchangeable Shares of AdValiant, Inc. an Ontario corporation, outstanding from time to time which are not owned by the Corporation or any of its direct or indirect subsidiaries. The number of votes shall be adjusted to reflect any consolidation or reclassification of the DGI Common Stock. The holders of the Class F Preferred Stock shall be entitled to notice of any stockholder’s meeting in accordance with the Bylaws of the Corporation.

3.2  Except as otherwise provided herein or by law, the holder of the Class F Preferred Stock and the holders of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

3.3  Except as set forth herein, the holders of the Class F Preferred Stock shall have no special voting rights, and its consent shall not be required (except to the extent it is entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

4. Reacquired Shares. If the Class F Preferred Stock should be purchased or otherwise acquired by the Corporation in any manner whosoever , then the Class F Preferred Stock shall be retired and cancelled promptly after the acquisition thereof. Such share shall upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued preferred share and may be reissued as part of a new Class F of preferred shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in the Certificate of Incorporation.

5. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Corporation (“Liquidation”), whether voluntary or involuntary, the holder of Class F Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any nature, an amount equal to the sum of (i) the dividends declared but not paid thereon to the date of the final distribution to such holder, and (ii) $0.001 per share, and no more, before any payment shall be made or any assets distributed to the holders of shares of Common Stock but after any other class or series of the Corporation’s capital stock. The entire assets of the Corporation available for distribution, after the liquidation preferences of all other classes or series of capital stock are fully met, shall be distributed ratably among the holders of shares of any Common Stock and Class F Preferred Stock in proportion to the respective accrued and unpaid dividends and preferential amounts to which each is entitled (but only to the extent of such accrued and unpaid dividends and preferential amounts) when such assets are not sufficient to pay in full the aggregate amounts payable thereon. Neither a consolidation nor merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation’s assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation.

6. No Conversion. The Class F Preferred Stock shall not be convertible into or exchangeable for any other class or series of capital stock, or any other securities, of the Corporation or any other corporation.

7. Redemption. The Class F Preferred Stock shall not be subject to redemption by the Corporation until such time as there are no Exchangeable Shares outstanding which are not owned by the Corporation or any of its direct or indirect subsidiaries, and thereafter may be redeemed at any time by the Corporation, out of funds legally available for a stock redemption, for cash, at a price per share equal to the sum of $0.001 plus any declared and unpaid dividends, upon giving 30 days’ written notice to the holder of record of the Class F Preferred Stock at the address of such holder set forth in the stock books of the Corporation. No sinking fund shall be provided for the purchase or redemption of Class F Preferred Stock.

8. Cancellation. At such time as (1) the Class F Preferred Stock entitles its holder to a number of votes equal to zero because there are no Exchangeable Shares of AdValiant outstanding which are not owned by the Corporation or any of its direct or indirect subsidiaries, and (2) there is no share of stock, warrant, option or other agreement, obligation or commitment of AdValiant which by its terms could require AdValiant to issue any Exchangeable Shares to any person other than the Corporation or any of its direct or indirect subsidiaries, then the Class F Preferred Stock shall thereupon be retired and cancelled promptly thereafter. Each share shall upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued preferred share and may be reissued as part of a new series of preferred shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in the Certificate of Incorporation.

9. Rank. The Class F Preferred Stock shall rank pari passu with the Common Stock, as to payment of dividends and below all classes of Preferred Stock as to distribution of assets upon Liquidation to the extent provided in Section 5 hereof.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by the undersigned this 30th day of June, 2005.

DIALOG GROUP, INC.

By:	/s/ Mark Alan Siegel
Mark Alan Siegel, Secretary